Exhibit 10.33

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”), including the attached Exhibit “A,” which is incorporated herein by reference and made an integral part of this Agreement, is entered into between U.S. Concrete, Inc., a Delaware corporation (the “Company”), and Scott Evans (“Executive”).  This Agreement is effective as of July 31, 2007 (the “Effective Date”).  The Company and Executive agree as follows:

1.	Termination

1.1 Termination By the Company.  The Company may terminate Executive’s employment for any of the following reasons:

a. Termination for Cause.  For “Cause” upon the determination by a majority of the Company’s Board of Directors that “Cause” exists to terminate Executive’s employment.  “Cause” means (i) Executive’s gross negligence, willful misconduct, or willful neglect in the performance of the material duties and services of Executive to the Company in his current Position (as set forth on Exhibit “A” or any Position to which Executive has been promoted (provided Executive has accepted such promotion); (ii) Executive’s final conviction of a felony by a trial court, or Executive’s entry of a plea of nolo contendere to a felony charge; (iii) any criminal indictment of Executive relating to an event or occurrence for which Executive was directly responsible which, in the business judgment of a majority of the Company’s Board of Directors, exposes the Company to ridicule, shame or business or financial risk; or (iv) a material breach by Executive of any material provision of this Agreement.  If the Company terminates Executive’s employment for Cause, Executive shall be entitled only to Executive’s (a) pro rata Monthly Base Salary (as defined in Exhibit “A”) through the date of such termination, and (b) unused vacation days earned the year prior to the year in which Executive’s termination for Cause occurs, plus pro rata vacation days earned for the year in which Executive’s termination for Cause occurs.  All future compensation and benefits, other than benefits to which Executive is entitled under the terms of the Company’s compensation and/or benefit plans, shall cease as of the date of such termination.  In the case of a termination for Cause under subpart (i) above, (a) all stock options previously granted by the Company to Executive that are vested on the date of termination for Cause shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock option awards, remain outstanding and continue to be exercisable for a period of 90 days following the date of termination for Cause (or, if earlier, the expiration of their term), (b) all stock options previously granted by the Company to Executive that are not vested on the date of termination for Cause shall terminate immediately and (c) all restricted stock, restricted stock units and other awards that have not vested prior to the date of termination for Cause shall be cancelled to the extent not then vested.  In the case of a termination for Cause under subparts (ii), (iii) or (iv) above, (y) all stock options previously granted by the Company to Executive (whether or not vested) shall terminate immediately and (z) all restricted stock, restricted stock units and other awards that have not vested prior to the date of termination for Cause shall be cancelled to the extent not then vested.

b. Involuntary Termination.  Without Cause at the Company’s option at any time, with or without notice and for any reason whatsoever, other than death, disability or for Cause, in the sole discretion of the Company (“Involuntary Termination”).  Upon an Involuntary Termination, Executive shall receive all of the following severance benefits (provided, however, that, in the event of an Involuntary Termination in circumstances in which the provisions of Section 1.3 would be applicable, the provisions of Section 1.3 will instead apply):

(i) a lump-sum payment in cash (in accordance with Section 4.10) equal to the Monthly Base Salary in effect on the date of Involuntary Termination multiplied by 12, together with a prorated amount of Monthly Base Salary for any partial month in which such termination occurs;

(ii) a lump-sum payment in cash (in accordance with Section 4.10) equal to the amount of Executive’s (a) target bonus for the bonus year in which Executive’s Involuntary Termination occurs, prorated based on the number of days in the bonus year that have elapsed prior to the Involuntary Termination, and (b) unused vacation days earned the year prior to the year in which Executive’s Involuntary Termination occurs, plus pro rata vacation days earned in the year in which Executive’s Involuntary Termination occurs;

(iii) provided that Executive is eligible for and timely elects to receive group medical continuation coverage under COBRA, the Company will pay 100% of applicable medical continuation premiums for the benefit of Executive (and his covered dependents as of the date of his termination, if any) under Executive’s then-current plan election for 18 months after termination, with such coverage to be provided under the closest comparable plan as offered by the Company from time to time; and

(iv) all stock options, restricted stock awards, restricted stock units and similar awards granted to Executive by the Company prior to the date of Involuntary Termination shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock options, restricted stock awards, restricted stock units or similar awards, fully vest and become exercisable in full on the date of Involuntary Termination and shall remain outstanding and in effect in accordance with their respective terms, and any restrictions, forfeiture conditions or other conditions or criteria applicable to any such awards shall lapse on the date of Involuntary Termination.  Executive may exercise any such stock options or other exercisable awards at any time before the expiration of their term.

c. Death/Disability.  Upon Executive’s (i) death, or (ii) becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (iii) termination of employment as a result of becoming permanently and totally unable to perform Executive’s duties hereunder as a result of any physical or mental impairment supported by a written opinion by a physician selected by the Company who is reasonably acceptable to Executive.  Upon termination of employment due to such death or disability, Executive or Executive’s heirs shall be entitled to receive all severance benefits described in Section 1.1.b. as if Executive’s employment ended due to an Involuntary Termination by the Company as of the date of death, date of disability as described in (ii) above, or as of the date of termination due to permanent and total incapacity as described in (iii) above, except that with respect to severance benefits relating to stock options upon termination of employment due to death or disability,  (a) all stock options previously granted by the Company to Executive that are vested on the date of termination shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock option awards, remain outstanding and continue to be exercisable in accordance with their terms and (b) all stock options previously granted by the Company to Executive that are not vested on the date of termination shall terminate immediately.

1.2 Termination By Executive.  Executive may terminate Executive’s employment for any of the following reasons:

a. Termination for Good Cause.  For “Good Cause” upon determination by Executive that Good Cause exists to terminate Executive’s employment.  “Good Cause” means, without Executive’s consent, (i) a diminution in Executive’s then current Monthly Base Salary, (ii) a material change in the location of Executive’s principal place of employment by the Company from the “Location” set out on Exhibit “A,” (iii) any material diminution in Executive’s Position from that set out on Exhibit “A” or any title or Position to which Executive has been promoted, (iv) any material diminution of Executive’s authority, duties, or responsibilities from those commensurate and consistent with the character, status and dignity appropriate to Executive’s Position or any title or Position to which Executive has been promoted (provided, however, that if at any time Executive ceases to have such duties and responsibilities as are commensurate and consistent with his Position that are associated with a publicly traded company because the Company ceases to have any securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or ceases to be required to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, then Executive’s authority, duties and responsibilities will not be deemed to have been materially diminished solely due to the cessation of such publicly-traded company duties and responsibilities), or (v) any material breach by the Company of any material provision of this Agreement, any of which remain uncorrected for 30 days following Executive’s written notice to the Company of Good Cause.  Executive must provide such written notice to the Company of Good Cause within 90 days of the existence of such condition.  Upon Executive’s termination for Good Cause, Executive shall receive all of the following severance benefits (provided, however, that, in the event of a termination for Good Cause in circumstances in which the provisions of Section 1.3 would be applicable, the provisions of Section 1.3 will instead apply):

(i) a lump-sum payment in cash (in accordance with Section 4.10) equal to the Monthly Base Salary in effect on the date of termination for Good Cause multiplied by 12, together with a prorated amount of Monthly Base Salary for any partial month in which such termination occurs;

(ii) a lump-sum payment in cash (in accordance with Section 4.10) equal to the amount of Executive’s (a) target bonus for such bonus year, prorated based on the number of days in the bonus year that have elapsed prior to the termination for Good Cause; and (b) unused vacation days earned the year prior to the year in which Executive’s termination for Good Cause occurs, plus pro rata vacation days earned in the year in which Executive’s termination for Good Cause occurs;

(iii) provided that Executive is eligible for and timely elects to receive group medical continuation coverage under COBRA, the Company will pay 100% of applicable medical continuation premiums for the benefit of Executive (and his covered dependents as of the date of his termination, if any) under Executive’s then-current plan election for 18 months after termination, with such coverage to be provided under the closest comparable plan as offered by the Company from time to time; and

(iv) all stock options, restricted stock awards, restricted stock units and similar awards granted to Executive by the Company prior to the date of termination for Good Cause shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock options, restricted stock awards, restricted stock units or similar awards, fully vest and become exercisable in full on the date of termination for Good Cause and shall remain outstanding and in effect in accordance with their respective terms, and any restrictions, forfeiture conditions or other conditions or criteria applicable to any such awards shall lapse on the date of termination for Good Cause.  Executive may exercise any such stock options or other exercisable awards at any time before the expiration of their term.

b. Voluntary Termination.  For any other reason whatsoever, in Executive’s sole discretion.  Upon such voluntary termination by Executive for any reason other than Good Cause (a “Voluntary Termination”), all of Executive’s future compensation and benefits, other than benefits to which Executive is entitled under the terms of the Company’s compensation and/or benefit plans, shall cease as of the date of Voluntary Termination, and Executive shall be entitled only to (a) pro rata Monthly Base Salary through such date of Voluntary Termination; and (b) unused vacation days earned the year prior to the year in which Executive’s Voluntary Termination occurs, plus pro rata vacation days earned for the year in which Executive’s Voluntary Termination occurs.  In the case of a Voluntary Termination, (i) all stock options previously granted by the Company to Executive that are vested on the date of Voluntary Termination will remain outstanding and continue to be exercisable by Executive until 90 days after the date of Voluntary Termination (or, if earlier, the expiration of their term), and (ii) all restricted stock, restricted stock units or other awards that have not vested prior to the date of Voluntary Termination shall be cancelled to the extent not then vested.

1.3 Termination Following Change In Control.  In the event a Change in Control (as defined herein) occurs and within one year after the date of the Change in Control either (a) Executive terminates his employment for Good Cause or (b) the Company or any successor (whether direct or indirect and whether by purchase, merger, consolidation, share exchange or otherwise) to substantially all of the business, properties and/or assets of the Company makes an Involuntary Termination of Executive’s employment, then in either case the Company or its successor shall be required to provide Executive, and Executive shall receive, all of the following Change in Control benefits:

(i) a lump-sum payment in cash (payable on the termination date) equal to the sum of (a) Executive’s Monthly Base Salary in effect on the termination date multiplied by 12, and (b) the amount of Executive’s full target bonus for such bonus year, and multiplying the sum of (a) and (b) by the Change in control multiplier described on Exhibit “A”;

(ii) a lump-sum payment in cash (payable on the termination date) equal to the unused vacation days earned the year prior to the year in which Executive’s employment is terminated, plus pro rata vacation days earned in the year in which Executive’s employment is terminated;

(iii) provided that Executive is eligible for and timely elects to receive group medical continuation coverage under COBRA, the Company will pay 100% of applicable medical continuation premiums for the benefit of Executive (and his covered dependents as of the date of his termination, if any) under Executive’s then-current plan election for 18 months after termination, with such coverage to be provided under the closest comparable plan as offered by the Company from time to time; and

(iv) all stock options, restricted stock awards, restricted stock units and similar awards granted to Executive by the Company prior to the termination date shall vest in accordance with Section 3.2.

1.4 Offset.  In all cases, the compensation and benefits payable to Executive under this Agreement upon termination of Executive’s employment shall be offset by any undisputed amounts that Executive then owes to the Company.

1.5 One Recovery.  In the event of termination of Executive’s employment, Executive shall be entitled, if at all, to only one set of severance benefits or Change in Control benefits, as applicable, provided in this Agreement.

1.6 Certain Obligations Continue.  Upon termination of Executive’s employment, all rights and obligations of Executive and the Company or its successor under this Agreement shall cease as of the effective date of termination except that (i) Executive’s obligations under Article 2 and Sections 4.1 and 4.4 of this Agreement and the Company’s or its successor’s obligations under Article 3 and Sections 1.1, 1.2, 1.3, 2.6, 4.1 and 4.4 and the Company’s or its successor’s obligations to provide any severance benefits or Change in Control benefits to Executive shall survive such termination in accordance with their terms, and (ii) Executive shall be entitled to receive all compensation (including bonus) earned and benefits and reimbursements due through the effective date of termination as provided herein.

1.7 Notice of Termination.  Any termination of Executive’s employment shall be communicated by Notice of Termination to the non-terminating party, given in accordance with this Agreement.  For purposes of this Agreement, “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifies the termination date, if such date is other than the date of receipt of such notice.

2.	Confidential Information; Post-Employment Obligations

2.1 Company Property.  All written materials, records, data, and other documents prepared by Executive during Executive’s employment by the Company are Company property.  All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on the Company’s premises or otherwise) which relate to the Company’s business, products, or services are the Company’s sole and exclusive property.  All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are the Company’s property.  At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data, or other Company property, including all copies, to the Company.

2.2 Confidential Information; Non-Disclosure.  Executive acknowledges that the business of the Company and its affiliated entities is highly competitive and that the Company will provide Executive with access to Confidential Information relating to the business of the Company and its affiliated entities.  “Confidential Information” means and includes the Company’s and its affiliated entities’ confidential and/or proprietary information and/or trade secrets that have been developed or used and/or are reasonably planned to be developed and that cannot be obtained readily by third parties from outside sources.  Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes, particularly mixing techniques, mix designs or chemical analyses of concrete products; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; positions; plans and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company or its affiliated entities; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.  Executive acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company and its affiliated entities in its businesses to obtain a competitive advantage over its competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.  Executive also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Company.  The Company also agrees to provide Executive with access to Confidential Information and specialized training regarding the Company’s and its affiliated entities’ methodologies and business strategies, which will enable Executive to perform his job at the Company.

Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of any Confidential Information or specialized training of the Company, or make any use thereof, except in carrying out his employment responsibilities hereunder.  Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.  Nothing in this Section 2.2 is intended to prohibit Executive from complying with any court order, lawful subpoena or governmental request for information, provided that Executive notifies the Company promptly upon the receipt of any such order, subpoena or request and before the date of required compliance.

2.3 Non-Competition Obligations.  The Company agrees to and shall provide Executive with immediate access to Confidential Information.  Ancillary to the rights and severance benefits provided to Executive, the Company’s provision of Confidential Information and specialized training to Executive, and Executive’s agreement not to disclose Confidential Information, and in order to protect the Confidential Information described above, the Company and Executive agree to the following non-competition provisions.  Executive agrees that during Executive’s employment with the Company and for the “Period of Post-Employment Non-Competition Obligations” set forth in Exhibit “A,” Executive will not, directly or indirectly, for Executive or for others, in the “Geographic Region of Responsibility” described on Exhibit “A” (or, if Executive’s Geographic Region of Responsibility has changed, in any and all geographic regions in which Executive has devoted substantial attention at such location to the material business interest of the Company and its affiliated entities during the 12-month period immediately preceding Executive’s termination of employment), engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holdings of 2% or less of the stock of a public company), partner, proprietor, or any type of principal whatsoever in any person, firm or business that generates more than 10% of its annual revenue from the sale of any concrete-related products and services that the Company or its affiliated entities offers, then has plans to offer, or has offered in the preceding 12-month period, including, but not limited to, ready-mixed concrete, pre-cast concrete or related building materials or services such as proportioned mix design services, concrete mold engineering or design services, rebar, mesh, color additives, curing compounds, grouts, wooden forms, or similar products or services, whether at wholesale or retail (a “Competing Business”).  Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses in the geographic region and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information the Company has provided to Executive.

2.4 Non-Solicitation of Customers.  During Executive’s employment with the Company and for the Period of Post-Employment Non-Competition Obligations, Executive will not call on, service, or solicit Competing Business from clients or customers of the Company or its affiliated entities whom that Executive, within the previous 24 months, (i) provided services to, worked with, solicited or had or made contact with, or (ii) had access to information and files concerning.

2.5 Non-Solicitation of Employees.  During Executive’s employment with the Company, and for the Period of Post-Employment Non-Competition Obligations, Executive will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of the Company or its affiliated entities whom Executive had contact with, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation.

2.6 Early Resolution Conference/Arbitration.  The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written.  If Executive ever decides to contend that any restriction on activities imposed by Article 3 of this Agreement is no longer enforceable as written or does not apply to an activity in which Executive intends to engage, Executive first will notify the Company’s President and its Secretary in writing and meet with a Company representative at least 14 days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims (an “Early Resolution Conference”).  Should the parties not be able to resolve disputes at the Early Resolution Conference, the parties agree to use confidential, binding arbitration to resolve the disputes.  The arbitration shall be conducted in Houston, Texas, in accordance with the then-current employment arbitration rules of the American Arbitration Association, before an arbitrator licensed to practice law in Texas.  The parties agree that the arbitrator, in the arbitrator’s discretion, may award a prevailing party, a reasonable attorney’s fee, including arbitration expenses and costs.  Either party may seek a temporary restraining order, injunction, specific performance, or other equitable relief regarding the provisions of this Section if the other party fails to comply with obligations stated herein.  The parties’ agreement to arbitrate applies only to the matters subject to an Early Resolution Conference.

2.7 Warranty and Indemnification.  Executive warrants that Executive is not a party to any restrictive agreement limiting Executive’s activities in his employment by the Company.  Executive further warrants that at the time of the signing of this Agreement, Executive knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with the Company, and that Executive will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Executive’s duties hereunder.  Executive shall hold the Company harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

2.8 Modification.  Executive and the Company agree that if the scope or enforceability of a restrictive covenant described in this Article 2 is disputed, the arbitrator or court with competent jurisdiction may modify and enforce the covenant to the extent that it determines the covenant to be reasonable.

3.	Change in Control

1.	3.1 Definitions.

a. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on the earliest of any of the following dates:

(i) the date the Company merges or consolidates with any other person or entity, and the voting securities of the Company outstanding immediately prior to such merger or consolidation do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii) the date the Company sells all or substantially all of its assets to any other person or entity;

(iii) the date the Company is dissolved;

(iv) the date any person or entity together with its Affiliates (as defined herein) becomes, directly or indirectly, the Beneficial Owner (as defined herein) of voting securities representing more than 50% of the total voting power of all then outstanding voting securities of the Company; or

(v) the date the individuals who constituted the non-employee members of the Company’s Board of Directors (“Incumbent Board”) as of the Effective Date cease for any reason to constitute at least a majority of the non-employee members of the Board, provided that for purposes of this clause (v) any person becoming a director of the Company whose election or nomination for election by the Company’s stockholders was approved by a vote of at least 80% of the directors comprising the Incumbent Board then still in office (or whose election or nomination was previously so approved) shall be, for purposes of this clause (v), considered as though such person were a member of the Incumbent Board;

provided, however, that notwithstanding anything to the contrary contained in clauses (i) – (v), a Change in Control shall not be deemed to have occurred in connection with any bankruptcy or insolvency of the Company, or any transaction in connection therewith.

b. As used in this Agreement, the following terms are defined as follows:

(i) “Affiliate” shall mean, with respect to any person or entity, any person or entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with such person or entity in question.  For the purposes of the definition of Affiliate, “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”) as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity whether through the ownership of voting securities or by contract or otherwise;

(ii) “Beneficial Owner” has the meaning ascribed to it pursuant to Rule 13d-3 under the Securities Exchange Act of 1934; and

(iii) “Parent” means a corporation, partnership, trust, limited liability company or other entity that is the ultimate Beneficial Owner of more than 50% of the Company’s or its successor’s outstanding voting securities.

3.2 Vesting of Awards. All stock options, restricted stock awards, restricted stock units and similar awards granted to Executive by the Company prior to the date of a Change in Control shall, notwithstanding any contrary provision of any applicable plan or agreement covering any such stock options, restricted stock awards, restricted stock units or similar awards, fully vest and become exercisable in full immediately prior to such Change in Control and shall remain outstanding and in effect in accordance with their terms, and any restrictions, forfeiture conditions or other conditions or criteria applicable to any such awards shall lapse immediately prior to such Change in Control.  Notwithstanding the foregoing, any such award that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall only fully vest and become exercisable in full immediately upon a “change in ownership or effective control” as defined in Section 409A that also constitutes a Change in Control as defined in Section 3.1 above.  Executive may exercise any such stock options or other exercisable awards at any time before the expiration of their term.

After a Change in Control, if any option (the “Terminated Option”) relating to the Company’s capital stock does not remain outstanding, the successor to the Company or its then Parent shall either:

(a) issue an option (the “Successor Option”), to purchase common stock of such successor or Parent in an amount such that if Executive exercised the Successor Option immediately after the Change in Control, he would be in the same economic position as if he had exercised the Terminated Option immediately before the Change in Control, with such substitution to be made in accordance with the requirements of Section 409A of the Code.  The aggregate exercise price for all of the shares covered by such Successor Option shall equal the aggregate exercise price of the Terminated Option.  The term of such Successor Option shall equal the remainder of the term of the Terminated Option (as if the Terminated Option had remained outstanding) and such Successor Option shall be fully vested and exercisable in full on the date of its grant; or

(b) pay the Executive a cash amount within 10 days after the consummation of the Change in Control, in an amount agreed to by the Company and the Executive.  Such amount shall be at least equivalent on an after-tax basis to the net after-tax gain that the Executive would have realized if he had been issued a Successor Option under clause (a) above and had immediately exercised such Successor Option and sold the underlying stock, taking into account the different tax rates that apply to such cash amount and to such gain, and such amount shall also reflect other differences to the Executive between receiving a cash amount under this clause (b) and receiving a Successor Option under clause (a) above.

3.3 Certain Additional Payments.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its successor to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the “Excise Tax”), then Executive shall be entitled to receive and the Company or its successor shall make an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (as defined herein) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  The Gross-Up Payment shall be made to Executive as soon as practicable after written request for payment is submitted by Executive to the Company or its successor, but in no event later than the end of the calendar year next following the year in which Executive remits the related taxes.  For purposes of this Section 3.3, the terms “tax” and “taxes” mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes, and employment taxes), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or additional amounts.  All determinations made under this Section 3.3, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a registered public accounting firm designated by Executive and reasonably acceptable to the Company (the “Accounting Firm”).  All fees and expenses of the Accounting Firm shall be borne solely by the Company or its successor.  Notwithstanding anything to the contrary in this Section 3.3, if any tax authority determines that a greater Excise Tax should be imposed upon a Payment than is determined by the Accounting Firm pursuant to this Section 3.3, Executive shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from the Company or its successor within 10 days of the Company receiving written notice of such determination.

4.	Miscellaneous

4.1 Statements About the Company or Executive.  Except as may be required to comply with a court order, lawful subpoena or governmental request for information, Executive and the Company shall refrain, both during and after Executive’s employment, from publishing any oral or written statements about the other that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs.

4.2 Notices.  Notices and all other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail.  Notices to the Company shall be sent to its President and its Secretary at:  U.S. Concrete, Inc., 2925 Briarpark, Suite 1050, Houston, Texas 77042.  Notices and communications to Executive shall be sent to the address Executive most recently provided in writing to the Company.

4.3 No Waiver.  No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

4.4 Mediation.  If a dispute arises out of or relates to Executive’s termination, other than a dispute regarding Executive’s obligations under Article 3, and if the dispute cannot be settled through direct discussions, then the Company and Executive agree to try to settle the dispute in an amicable manner by confidential mediation before having recourse to any other proceeding or forum.  The Company agrees to pay any pre-suit mediation fee charged by the mediator for two full days of mediation.

4.5 Venue/Jurisdiction.  This Agreement shall be governed by Texas law.  Any litigation that may be brought by either party involving the enforcement of this Agreement or the rights, duties, or obligations under this Agreement, shall be brought exclusively in the State or federal courts sitting in Houston, Harris County, Texas.

4.6 Assignment.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  The Company may assign this Agreement to any affiliated entity.  Executive’s rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without the Company’s prior written consent otherwise than by will or the laws of descent and distribution.  The Company will require any successor (direct or indirect and whether by purchase, merger, consolidation, share exchange or otherwise) to substantially all of the business, properties and assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would have been required to perform it had no succession taken place.

4.7 Other Agreements/Entire Agreement.  This Agreement shall supersede any and all existing oral or written agreements, representations or warranties between Executive and the Company or any of its affiliated entities relating to the terms of Executive’s termination by the Company or any of its affiliated entities.  This Agreement (including Exhibit “A” attached hereto, which is incorporated herein by reference and made an integral part of this Agreement) constitutes the entire agreement of the parties with respect to the subject matters of this Agreement. Any modification of this Agreement (including without limitation to Exhibit “A”) will be effective only if it is in writing and signed by each party.

4.8 Invalidity.  Should any provision(s) in this Agreement be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void or unenforceable provision(s) shall be deemed not to be part of this Agreement.

4.9 Withholding.  All payments required to be made to Executive pursuant to this Agreement shall be subject to the withholding of amounts relating to income and employment taxes and other customary employee deductions in conformity with the Company’s payroll policies in effect from time to time.

4.10 Time of Payments.  All amounts payable under Sections 1.1.b and 1.2 of this Agreement shall be paid within 10 days after Executive’s execution without revocation of a release in a form satisfactory to the Company and within the time period prescribed by the Company (which may not be less than 21 days after the date of termination of employment).  If Executive is a “specified employee,” as such term is defined in Section 409A and determined as described below in this Section 4.10, any payments payable as a result of Executive’s termination (other than death) shall not be payable before the earliest of (i) the date that is six months after Executive’s termination, (ii) the date of Executive’s death, or (iii) the date that otherwise complies with the requirements of Section 409A.  This Section 4.10 shall be applied by accumulating all payments that otherwise would have been paid within six months of Executive’s termination and paying such accumulated amounts at the earliest date which complies with the requirements of Section 409A.  Executive shall be a “specified employee” for the twelve-month period beginning on April 1 of a year if Executive is a “key employee” as defined in Section 416(i) of the Code (without regard to Section 416(i)(5)) as of December 31 of the preceding year or using such dates as designated by the Company in accordance with Section 409A and in a manner that is consistent with respect to all of the Company’s nonqualified deferred compensation plans.  For purposes of determining the identity of specified employees, the Company may establish procedures as it deems appropriate in accordance with Section 409A.

4.11 Headings.  The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.12 Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement in multiple originals to be effective on the Effective Date.

Scott Evans (“Executive”)		U.S. Concrete, Inc. (the “Company”)

By:	/s/ Scott Evans	By:	/s/ Michael W. Harlan
Date:	July 31, 2007	Printed Name:	Michael W. Harlan
		Title:	President & CEO
		Date:	July 31, 2007

Exhibit “A” to Employment Agreement Between
The Company  And Scott Evans

Position:	Regional Vice President – South Central Region
Location:	Euless, Texas
Geographic Region of Responsibility:
During Executive’s employment with the Company, within 75 miles of any plant or other operating facility in which the Company is then engaged in business.
Upon termination of Executive’s employment with the Company,  within 75 miles of any plant or other operating facility in which the Company was engaged in business on the date immediately prior to Executive’s termination.

Change in control multiplier:	2
Period of Post-Employment Non-Competition Obligations:
One year from the date of termination if Executive’s employment is terminated for Cause under Section 1.1.a.  If Executive’s employment is terminated under Sections 1.1.b., 1.1.c., 1.2.a. or 1.3 and Executive receives any severance benefits or Change in Control benefits, then the Period of Post-Employment Non-Competition Obligations shall be the period of time equal to the number of months of Monthly Base Salary upon which severance benefits or Change in Control benefits were determined.  If Executive’s employment is terminated under Section 1.2.b., then the Period of Post-Employment Non-Competition Obligations shall be one year from the date of termination.  If Executive’s employment is terminated under any other section of this Agreement, there shall be no Period of Post-Employment Non-Competition Obligations.

Monthly Base Salary:	$20,000 or such higher rate as may be determined by the Company from time to time
Annual Paid Vacation:	Four weeks

Scott Evans (“Executive”)		U.S. Concrete, Inc. (the “Company”)

By:	/s/ Scott Evans	By:	/s/ Michael W. Harlan
Date:	July 31, 2007	Printed Name:	Michael W. Harlan
		Title:	President & CEO
		Date:	July 31, 2007